Exhibit 10.1
SECURED PROMISSORY NOTE

Principal Amount: $4,644,906.00                                                                                        Effective date: February 1, 2018

FOR VALUE RECEIVED, TRUE DRINKS, INC. (“TRUE DRINKS”), TRUE DRINKS  HOLDINGS, INC. (“TRUE DRINKS HOLDINGS”) and VINCENT C. SMITH (“SMITH”),  collectively, the “MAKERS”, acting jointly and severally, hereby promise to pay to the order of NIAGARA BOTTLING, LLC (“PAYEE”), pursuant to this Secured Promissory Note (“NOTE”), the sum of Four Million Six Hundred Forty-Four Thousand Nine Hundred Six and No Cents ($4,644,906.00) (the “PRINCIPAL AMOUNT”), together with interest from the Effective Date at the rate of five percent (5%) per year, accrued and compounded annually on the unpaid Principal Amount. Payment of the Principal Amount and all accrued interest shall be due no later than December 31, 2019 (“DUE DATE”).

Confidential Repayment Agreement/Relationship of the Parties. True Drinks, Smith, and the Payee (collectively, the “Settling Parties”) entered into a Confidential Repayment Agreement, dated April 5, 2018, wherein the Settling Parties agreed to terminate that certain Bottling Agreement, dated October 9, 2015, by and between True Drinks, a wholly-owned subsidiary of True Drinks Holdings, and Payee (the “Bottling Agreement”), and the Personal Guaranty, dated October 9, 2015, by and between Smith and Payee (the “Personal Guaranty”) (the “Confidential Repayment Agreement”). The Confidential Repayment Agreement also sets forth payment obligations regarding the balance due under the Bottling Agreement and Personal Guaranty. For the sake of clarification, the obligations herein are in addition to those identified in the Confidential Repayment Agreement, however, in the event of a conflict between the terms of the Confidential Repayment Agreement and this Note, this Note controls.

Terms of Repayment. The outstanding Principal Amount of this Note, together with all accrued interest hereunder (the “Outstanding Balance”) shall become due and payable on the Due Date. Any Outstanding Balance of this Note not fully paid within five (5) days following the Due Date shall be subject to a late charge of one percent (1%) of the Outstanding Balance. All cash payments made pursuant to this Note shall be made in lawful money of the United States of America and delivered to Payee’s corporate address: 2560 E. Philadelphia St., Ontario, CA 91764.

Prepayment. This Note may be prepaid at any time before the Due Date, in whole or in part, without premium or penalty. If any Maker elects to make any prepayment before the Due Date, the prepaid amount shall be first applied to any past due amount, then to the Principal Amount and then unpaid interest.

Change of Control. In the event of a Change of Control Transaction or the execution of an agreement for a Change of Control Transaction or before June 30, 2018, the obligations under this Note will become the sole liability of Smith and any obligation of True Drinks under this Note will be terminated. For purposes of this Note, a “Change of Control Transaction” means (i) any merger, consolidation, statutory share exchange or acquisition transaction involving True Drinks Holdings or any material subsidiary of True Drinks Holdings, including True Drinks; (ii) any sale of substantially all of the assets of True Drinks Holdings or any material subsidiary of

True Drinks Holdings, including True Drinks; or (iii) any similar transaction involving the issuance, cancellation or restructuring of equity securities of True Drinks Holdings unless, following the completion of such transaction, the then existing shareholders of True Drinks Holdings own or control, directly or indirectly, at least 50% of the voting power or liquidation rights of True Drinks Holdings or the successor of such merger, consolidation or statutory share exchange. In the event of a Change of Control Transaction or the execution of an agreement to enter into a Change of Control transaction, True Drinks Holdings shall provide the Payee written notice of at least Fifteen (15) business days prior to the effective date of any Change of Control Transaction, except as may otherwise be prohibited by law.

Event of Default. This Note shall be immediately due and payable upon the occurrence of any of the following:

1.
Termination of the Confidential Repayment Agreement;

2.
Breach of any obligation under this Note by True Drinks, True Drinks Holdings, or Smith, or breach of any obligation under the Confidential Repayment Agreement by either True Drinks or Smith; or

3.
Upon the filing by either True Drinks, True Drinks Holdings, or Smith of any assignment for the benefit of creditors, bankruptcy or other form of insolvency, or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days.

Attorney’s Fees. The Makers agree to reimburse Payee for all expenses (including reasonable attorney’s fees) incurred by Payee in connection with the Note. Additionally, in the event this Note shall be in default and placed for collection, Makers agree to pay any and all fees, reasonable attorney fees, and costs associated with collection.

The undersigned and all other parties to this Note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this Note is fully paid. All parties to this Note further agree to remain bound, irrespective of any extension, modification, waiver or other indulgence. No modification of this Note shall be binding unless in writing, and any waiver on one occasion shall not be deemed a waiver for any future occasion. The rights of any holder hereof shall be cumulative and not necessarily successive. This Note shall take effect as a sealed instrument and shall be deemed to be a contract entered into under and pursuant to the laws of the State of California and shall be in all respects governed, construed, applied, and enforced in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, True Drinks Inc., True Drinks Holdings, Inc., and Smith agree to be bound as of the Effective Date.

MAKERS:
PAYEE:

MAKERS:

/s/ Jim Greco
True Drinks, Inc., a Delaware
Corporation

By: Jim Greco
Its: Chief Executive Officer

/s/ Jim Greco
True Drinks Holdings, Inc., a Nevada
Corporation
By: Jim Greco
Its: Chief Executive Officer

__________________
/s/ Vincent C. Smith
Vincent C. Smith
An Individual

PAYEE: /s/ Cassandra Hooks Niagara Bottling, LLC A Delaware Limited Liability Company By: Cassandra Hooks Its: Director of Legal Affairs

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